            [GLEN BURNIE BANCORP LETTERHEAD]






                                        February 24, 1999


Dear Stockholder:

     In preparation for the 1999 Annual Meeting of Stockholders, you recently received a copy of the 1998 Annual Report along with the Proxy Statement of Glen Burnie Bancorp. The proxy materials relate to the items of business which will be conducted at the meeting on Thursday, March 11, at LaFontaine Bleu beginning at 2:00 p.m.

     In addition to election of directors and appointment of an external auditing firm, several important issues will be voted on during the meeting. The proxy material explains in great detail four additional issues. I have prepared a simplified explanation of these issues for your review.

     Both the Board of Directors and I support these amendments and recommend you vote for each one. If you do not cast a vote either in person at the Annual Meeting or by returning a completed proxy, your shares will, in effect, be a vote against these amendments. Therefore, I urge you to complete and return the proxy form you received.

     If you have questions after reading the enclosed information, please don't hesitate to contact me at 410-768-8863. I hope you are able to attend the 1999 Annual
Meeting.

                                   Sincerely,

                                   /s/ F. William Kuethe, Jr.

                                   F. William Kuethe, Jr.
                                   President & CEO

                        GLEN BURNIE BANCORP


ELIMINATION OF PREEMPTIVE RIGHTS
--------------------------------

     Stockholders' current Preemptive Rights require that most additional stock offerings by the company must be offered to existing stockholders in an amount proportionate to their existing holdings. As an example, in the company's current Stockholder Purchase Plan, some stockholders are given the opportunity to purchase more shares than other stockholders. By eliminating preemptive rights, we anticipate being able to offer all stockholders an equal amount of stock each quarter under the Stockholder Purchase Plan. Buying stock under this manner eliminates broker fees, reducing the amount paid if bought through a broker. Most publicly traded companies do not have preemptive rights and are able to offer stock under a stockholder purchase plan in equal amounts to all stockholders. The elimination of preemptive rights will mean that stockholders will not have the right to subscribe for other offerings as well. Accordingly, stockholders who wish to maintain their percentage ownership will be required to buy shares on the open market.

CLASSIFIED BOARD OF DIRECTORS
-----------------------------

     In an effort to increase the stability of your Board of Directors, we would like to stagger the term of office served by each member. If this proposal is approved, the 12-member board would be divided into three groups, and we would begin the process of staggering the board this year. Four directors would be elected to serve a three-year term, four would be elected to serve a two-year term, and four would be elected to serve a one-year term. After this transition year, only one group would be coming up for election at the Annual Meeting. As each group comes up for re-election in future years, the new term of office would be three years. By staggering the terms of our directors, we provide greater continuity of experienced leaders on our Board. A staggered board will also mean that the company will be less vulnerable to unsolicited takeovers which are not supported by the Board of Directors even if other shareholders consider those offers attractive. We believe, however, that the increased stability of a staggered board outweighs any possible adverse effect.

DATE OF ANNUAL MEETING
----------------------

     In an effort to allow more time to prepare the company's Annual Report and shareholder proxy materials, the Board of Directors would like to move the Annual Meeting to the second Thursday of May. The two additional months will give us more time to prepare the Annual Report and reduce the costs involved in maintaining the current accelerated auditing schedule necessary to meet reporting requirements. This change was suggested by both our Finance Department and our external auditors.

REDUCING SHAREHOLDER VOTES REQUIRED TO AMEND THE BYLAWS
-------------------------------------------------------

     We currently require an 80% majority vote to amend the company's Bylaws. As Glen Burnie Bancorp continues to grow, it must be flexible. The need to adjust the date of the Annual Meeting is a perfect example of the flexibility needed in today's market-place. Yet achieving an 80% vote on nearly any issue is a challenge since votes that are not cast are counted as a vote against the motion. Therefore, we would like to change the number of votes needed to amend the Bylaws from 80% to 66 2/3%. This number is more realistic to obtain, yet continues to allow for these important issues to be determined by a clear majority of shareholders. This amendment would apply to the Bylaws only. Changes to the Articles of Incorporation would still require an 80% vote of outstanding shares.


   FOR MORE INFORMATION, PLEASE REFER TO THE PROXY STATEMENT
      THAT WAS PREVIOUSLY SENT TO YOU.  THE PROXY STATEMENT
       CONTAINS A MORE COMPLETE DESCRIPTION OF THE PROPOSALS INCLUDING THE POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN OF
     THE PROPOSALS.  FOR AN ADDITIONAL COPY OF THE PROXY
       STATEMENT OR AN ADDITIONAL PROXY CARD, PLEASE CALL
            STOCKHOLDER RELATIONS AT 410-766-3300.